UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT	July 18, 2018
(DATE OF EARLIEST EVENT REPORTED)	July 18, 2018

BOARDWALK PIPELINE PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

 (Address of principal executive office)

(866) 913-2122

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 9e-4(c) under the Exchange Act (17 CFR 240.9e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Yes ☐           No ☐

 Item 8.01 Other Events.

On July 18, 2018 (the “Purchase Date”), Boardwalk GP, LP, a Delaware limited partnership and the general partner (the “General Partner”) of Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), completed its previously announced purchase (the “Transaction”) of all of the issued and outstanding common units representing limited partner interests in the Partnership (“Common Units”) not already owned by the General Partner or its affiliates for a cash purchase price, determined in accordance with the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Limited Partnership Agreement”), of $12.06 per unit (the “Purchase Price”), or approximately $1.50 billion in the aggregate. The Transaction was conducted in accordance with Section 15.1(b) of the Limited Partnership Agreement.

As of the Purchase Date, all rights of the holders of the Common Units not owned by the General Partner or its affiliates have been extinguished, except for the right to receive payment of the Purchase Price. Following completion of the Transaction, Boardwalk Pipelines Holding Corp., a wholly owned subsidiary of Loews Corporation, now owns, directly or indirectly, 100 percent of the Common Units and there is no longer a public market for the Common Units. The Partnership has voluntarily withdrawn the Common Units from listing on the New York Stock Exchange (“NYSE”) and from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended. The Common Units are no longer listed on the NYSE beginning as of July 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOARDWALK PIPELINE PARTNERS, LP

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Michael E. McMahon
Michael E. McMahon
Senior Vice President, General Counsel and Secretary

Dated: July 18, 2018

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